Exhibit 99.1

Contact: Phone: Email:	Janice McDill 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Closing of Over-Allotment
Option for Convertible Notes
SANTA ANA, Calif. (June 24, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it sold an additional $1.5 million of its 7.95% unsecured convertible notes due in 2015 pursuant to the exercise of the over-allotment option granted to the initial purchaser in connection with the company’s private note offering of $30 million that closed on May 7, 2010.
The company intends to use the net proceeds of approximately $29.4 million from the sale of the aggregate of $31.5 million of notes to fund growth initiatives, short-term working capital and general corporate purposes. The notes are convertible into the company’s common stock at an initial conversion rate of 445.583 shares per $1,000 principal amount of notes, subject to the Indenture governing the notes dated as of May 7, 2010.
All of the notes in the private offering were sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.
The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or applicable state securities laws. In connection with the private note offering, the company agreed to file with the Securities and Exchange Commission no later than June 30, 2010 a shelf registration statement on Form S-3 registering, on behalf of the purchasers of the notes, the resale of the notes and the shares of common stock issuable upon conversion of the notes.
The company also intends to convert its currently effective registration statement on Form S-1 that it previously filed on behalf of certain purchasers of its 12% cumulative convertible preferred stock to a registration statement on Form S-3, which conversion will not result in the offering or registration of any additional securities of the company.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or the preferred stock (including the shares of common stock into which the notes and/or preferred stock are convertible), nor shall there be any sale of the notes or the preferred stock (including the shares of common stock into which the notes and/or preferred stock are convertible) in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
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6/24/10
Grubb & Ellis Company Announces Closing of Over-Allotment Option for Convertible Notes
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the expected closing of the sale of the notes and the expected use of proceeds. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the ability of the company to return to compliance with the NYSE’s continued listing standards; (vi) the success of current and new investment programs; (vii) the success of new initiatives and investments; (viii) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular; and (ix) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009, the company’s 10-Q for the period ended March 31, 2010 and in other current reports on Form 8-K filed with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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